Filed Pursuant to Rule 424(b)(3)

Registration No. 333-161199

PROSPECTUS

$50,000,000

Ordinary Shares, no par value, in the form of Ordinary Shares or American Depositary Shares

Debt Securities

Guaranteed Debt Securities

Warrants to Purchase Ordinary Shares

Rights to Purchase Ordinary Shares

References in this Prospectus to “$” and “US$” are to United States dollars. Australian dollars are indicated by the symbol “A$”.

The Ordinary Shares may be represented by American Depositary Shares (“ADSs”), sold in the form of American Depositary Receipts (“ADRs”). Each ADS represents 20 of our Ordinary Shares. See “Description of American Depositary Shares.” Our American Depositary Receipts are listed on NYSE Amex (formerly the American Stock Exchange) under the symbol “SSN” and our Ordinary Shares are listed on the Australian Securities Exchange under the symbol “SSN.” On March 16, 2012, the closing price of our ADRs on NYSE Amex was $2.58 and the closing price of our Ordinary Shares on the ASX was A$0.125.

Investing in our securities involves risk. See “Risk Factors” beginning on page 5 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Please read this prospectus carefully. You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with different information.

The date of this prospectus is March 19, 2012.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The Securities and Exchange Commission (“SEC”) allows us to “incorporate by reference” into this prospectus the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file with the SEC after the date of this prospectus will automatically update and supersede this information.

We incorporate by reference the following documents we have filed with the (other than, in each case, documents or information deemed furnished and not filed in accordance with SEC rules, and no such information shall be deemed specifically incorporated by reference hereby):

•	our Annual Report on Form 10-K for the year ended June 30, 2011that we filed with the SEC on September 13, 2011;
•	our Quarterly Reports on Form 10-Q for the quarters ended September 30, 2011and December 31, 2011 that we filed with the SEC on October 31, 2011 and February 9, 2012, respectively;
•	Our Current Reports on Form 8-K filed with the SEC on November 1, 2011 (with respect to Item 8.01 only), December 2, 2011, December 27, 2011, January 6, 2012, and February 14, 2012 (with respect to Item 5.02 only); and
•	the description of our capital stock contained in our Registration Statement on Form 20-F, filed July 6, 2007, including any amendment or report filed for the purposes of updating such description.

Any future filings that we make with the SEC, pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), after the date of this prospectus and until we sell all of the securities covered by this registration statement, or otherwise terminate the offering, shall be deemed to be incorporated by reference into this prospectus from the date such documents are filed (other than, in each case, documents or information deemed furnished and not filed in accordance with SEC rules, and no such information shall be deemed specifically incorporated by reference hereby).

You may request a copy of these filings, at no cost, by writing or calling us at the following address or telephone number:

Samson Oil & Gas Limited

1331 17th Street, Suite 710

Denver, CO 80202-1370

Attn: Chief Executive Officer

Tel: 303-295-0344

Exhibits to the filings will not be sent, however, unless those exhibits have specifically been incorporated by reference in such filings.

You may also obtain these filings from our website at www.samsonoilandgas.com. Except for the documents specifically incorporated by reference in the prospectus, the information contained on our website does not constitute a part of this prospectus.

WHERE YOU CAN FIND MORE INFORMATION

We file and furnish annual, quarterly and current reports and other information with the SEC. You may read and copy any document we file or furnish with the SEC at the SEC’s Public Reference Room located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. Our SEC filings are available to the public on the SEC’s website at www.sec.gov. Our SEC filings are also available through our website at www.samsonoilandgas.com.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Written forward–looking statements may appear in documents filed with the Securities and Exchange Commission (“SEC”), including this quarterly report, documents incorporated by reference, reports to shareholders and other communications.

The U.S. Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward–looking information to encourage companies to provide prospective information about themselves without fear of litigation so long as the information is identified as forward looking and is accompanied by meaningful cautionary statements identifying important factors that could cause actual results to differ materially from those projected in the information. Samson relies on this safe harbor in making forward–looking statements.

Forward–looking statements appear in a number of places in this quarterly report and include but are not limited to management’s comments regarding business strategy, exploration and development drilling prospects and activities at our oil and gas properties, oil and gas pipeline availability and capacity, natural gas and oil reserves and production, meeting our capital raising targets and following any use of proceeds plans, our ability to and methods by which we may raise additional capital, production and future operating results.

In this prospectus, the use of words such as “anticipate,” “continue,” “estimate,” “expect,” “likely,” “may,” “will,” “project,” “should,” “believe” and similar expressions are intended to identify uncertainties. While we believe that the expectations reflected in those forward–looking statements are reasonable, we cannot assure you that these expectations will prove to be correct. Our actual results could differ materially from those anticipated in these forward–looking statements. The differences between actual results and those predicted by the forward-looking statements could be material. Forward-looking statements are based upon our expectations relating to, among other things:

•	oil and natural gas prices and demand;
•	our future financial position, including cash flow, debt levels and anticipated liquidity;
•	the timing, effects and success of our acquisitions, dispositions and exploration and development activities;
•	uncertainties in the estimation of proved reserves and in the projection of future rates of production;
•	timing, amount, and marketability of production;
•	third party operational curtailment, processing plant or pipeline capacity constraints beyond our control;
•	our ability to find, acquire, market, develop and produce new properties;
•	declines in the values of our properties that may result in write-downs;
•	effectiveness of management strategies and decisions;
•	the strength and financial resources of our competitors;
•	our entrance into transactions in commodity derivative instruments;
•	climatic conditions;
•	the receipt of governmental permits and other approvals relating to our operations;
•	unanticipated recovery or production problems, including cratering, explosions, fires; and uncontrollable flows of oil, gas or well fluids.

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Many of these factors are beyond our ability to control or predict. Neither these factors nor those referred to in the “Risk Factors” section of this prospectus represent a complete list of the risk factors that may affect us. All forward-looking statements speak only as of the date made. We do not undertake to update our forward–looking statements.

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SUMMARY

This summary highlights information contained elsewhere in this prospectus and does not contain all of the information you should consider in making your investment decision. You should read this summary together with the more detailed information included elsewhere in, or incorporated by reference into, this prospectus, including our financial statements and the related notes. You should carefully consider, among other things, the matters discussed in “Risk Factors” on page 5 of this prospectus and in other documents that we subsequently file with the SEC that are incorporated by reference herein.

Samson Oil & Gas Limited

We are a company limited by shares, incorporated on April 6, 1979 under the laws of Australia. Our principal business is the exploration and development of oil and natural gas properties in the United States. Currently, we have several material oil and gas properties, three of which are producing. We own a working interest in each of our three material producing properties, through which we have entered into operating agreements with third parties under which the oil and gas are produced and sold. We also have 100% working interest in one exploration property and 50% to 100% working interest in a second property. We operate in one reportable segment, the exploration for, and the development and production of, oil and natural gas in the United States.

For additional information on our business, properties and financial condition, please refer to our Annual Report on Form 10-K for the year ended June 30, 2011 and our Quarterly Reports on Form 10-Q for the quarters ended September 30, 2011 and December 31, 2011, which are incorporated herein by reference, and the documents cited in “Where You Can Find More Information.”

Our registered office is located at Level 36, Exchange Plaza, 2 The Esplanade, Perth, Western Australia 6000 and our telephone number at that office is +61 8-9220-9830. Our principal office in the United States is located at 1331 17th Street, Suite 710, Denver, Colorado 80202 and our telephone number at that office is 303-295-0344. Our website is www.samsonoilandgas.com. As used in this prospectus, unless the context otherwise indicates, references to “Samson,” the “Company,” “we,” “our,” “ours,” and “us” refer to Samson Oil & Gas Limited and its subsidiaries collectively.

The Offering

This prospectus is part of a registration statement on Form S-3 that we filed with the SEC, using a “shelf” registration process. Under this prospectus, we registered $50,000,000 of the Company’s Ordinary Shares, no par value, in the form of ordinary shares or ADSs, debt securities, guaranteed debt securities, warrants to purchase ordinary shares, and rights to purchase ordinary shares.

This prospectus may be supplemented from time to time to add, update or change information contained in this prospectus. Any statement that we make in this prospectus will be modified or superseded by any inconsistent statement made by us in a prospectus supplement. Before you invest in our securities, you should read both this prospectus and any prospectus supplement together with additional information described under the headings “Incorporation of Certain Information by Reference” and “Where You Can Find More Information.”

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RISK FACTORS

Before making an investment decision you should carefully consider the specific risks set forth below and in other documents we incorporate by reference into this prospectus. If any of these risks were to occur, our business, financial condition or results of operations would likely suffer. In that event, the trading price of our securities could decline, and you could lose all or part of your investment. The risks and uncertainties we describe are not the only ones facing us. Additional risks not presently known to us or that we currently deem immaterial may also impair our business, financial condition or results of operations.

Risks Related To Our Business, Operations and Industry

We depend on successful exploration, development and acquisitions to maintain reserves and revenue in the future.

In general, the volume of production from natural gas and oil properties declines as reserves are depleted, with the rate of decline depending on reservoir characteristics. Our future oil and natural gas production is highly dependent upon our level of success in finding or acquiring additional reserves that are economically feasible and in developing existing proved reserves. To the extent that cash flow from operations is reduced and external sources of capital become limited or unavailable, our ability to make the necessary capital investment to maintain or expand our asset base of natural gas and oil reserves would be impaired.

We recorded an impairment on the carrying value of our oil and gas assets during the fiscal year ended June 30, 2010, and we could record additional impairments in the future.

We recognized an impairment expense for the six months ended June 30, 2010 of $19,061,095, primarily in relation to the Jonah and Lookout Wash Fields in Wyoming, which recorded impairment expense of $18,989,944. This impairment was primarily the result of a decrease in gas prices. Subsequent adverse changes in oil and gas prices or drilling results may result in us being unable to recover the carrying value of our long-lived assets, and make it appropriate to recognize more impairments in future periods. Such impairments could materially and adversely affect our results of operations.

Oil and natural gas prices are extremely volatile, and decreases in prices have in the past and could in the future adversely affect our profitability, financial condition, cash flows, access to capital and ability to grow.

Our revenues, profitability and future rate of growth depend principally upon the market prices of oil and natural gas, which fluctuate widely. The markets for these commodities are unpredictable and even relatively modest drops in prices can significantly affect our financial results and impede our growth. Sustained declines in oil and gas prices may adversely affect our financial condition, liquidity and results of operations. For example, if the price of oil and natural gas were to have been 10% lower in the years ended June 30, 2011 and 2010, the net loss we reported for June 30, 2010 would have increased by 2.1% and the net profit would have decreased by 1.24% for the year ended June 30, 2011.

Factors that can cause market prices of oil and natural gas to fluctuate include:

•	national and international financial market conditions;
•	uncertainty in capital and commodities markets;
•	the level of consumer product demand;
•	weather conditions;
•	U.S. and foreign governmental regulations;
•	the price and availability of alternative fuels;

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•	political and economic conditions in oil producing countries, particularly those in the Middle East, including actions by the Organization of Petroleum Exporting Countries;
•	the foreign supply of oil and natural gas;
•	the price of oil and gas imports, consumer preferences; and
•	overall U.S. and foreign economic conditions.

We cannot predict future oil and gas prices. At various times, excess domestic and imported supplies have depressed oil and gas prices. Additionally, the location of our producing wells may limit our ability to take advantage of spikes in regional demand and resulting increases in price. While increased demand would normally be expected to increase the prices we receive for our oil and natural gas, other factors, such as the recent sharp downturn in worldwide economic activity, may dampen or even reverse any such positive impact on prices.

Lower oil and natural gas prices may not only decrease our revenues, but also may reduce the amount of oil and natural gas that we can produce economically. Such a reduction may result in substantial downward adjustments to our estimated proved reserves and require write–downs of our properties. If this occurs, or if our estimates of development costs increase, our production data factors change or our exploration results do not meet expectations, accounting rules may require us to write down the carrying value of our oil and natural gas properties to fair value, as a non–cash charge to earnings.

Reserve estimates are imprecise and subject to revision.

Estimates of oil and natural gas reserves are projections based on available geologic, geophysical, production and engineering data. There are uncertainties inherent in the manner of producing, and the interpretation of, this data as well as in the projection of future rates of production and the timing of development expenditures. Estimates of economically recoverable oil and natural gas reserves and future net cash flows necessarily depend upon a number of factors including:

•	the quality and quantity of available data;
•	the interpretation of that data;
•	the ability of Samson to access the capital required to develop proved undeveloped locations;
•	the accuracy of various mandated economic assumptions; and
•	the judgment of the engineers preparing the estimate.

Actual future production, natural gas and oil prices, revenues, taxes, development expenditures, operating expenses and quantities of recoverable natural gas and oil reserves will likely vary from our estimates. Any significant variance could materially affect the quantities and value of our reserves. Our reserves may also be susceptible to drainage by operators on adjacent properties. We are required to adjust our estimates of proved reserves to reflect production history, results of exploration and development and prevailing gas and oil prices. These reserve reports are necessarily imprecise and may significantly vary depending on the judgment of the reservoir engineering consulting firm.

Investors should not construe the present value of future net cash flows as the current market value of the estimated oil and natural gas reserves attributable to our properties. The estimated discounted future net cash flows from proved reserves are based on prices and costs as of the date of the estimate, in accordance with applicable regulations, even though actual future prices and costs may be materially higher or lower. Factors that will affect actual future net cash flows include:

•	the amount and timing of actual production;

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•	the price for which that oil and gas production can be sold;
•	supply and demand for oil and natural gas;
•	curtailments or increases in consumption by natural gas and oil purchasers; and
•	changes in government regulations or taxation.

As a result of these and other factors, we will be required to periodically reassess the amount of our reserves, which reassessment may require us to recognize a write–down of our oil and gas properties, as occurred at December 31, 2008, June 30, 2009 and June 30, 2010.

We operate only a small percentage of our proved properties, and for those properties we do operate, there is no guarantee we will be successful operators.

The business activities at all of our material producing properties are conducted through joint operating agreements under which we own partial non–operating interests in the properties. As a result, we do not have control over normal operating procedures, expenditures, or future development of those properties, including our interests in North Stockyard and State GC properties. Consequently, the operating results with respect to those properties are beyond our control. The failure of an operator of our wells to perform operations adequately, or an operator’s breach of the applicable agreements, could reduce our production and revenues. In addition, the success and timing of our drilling and development activities on properties operated by others depends upon a number of factors outside of our control, including the operator’s timing and amount of capital expenditures, expertise and financial resources, the participation of other owners in drilling wells, and the appropriate use of technology. Since we do not have a majority interest in most of these properties, we may not be in a position to remove the operator in the event of poor performance. Further, significant cost overruns of an operation in any one of these projects may require us to increase our capital expenditure budget and could result in some wells becoming uneconomic.

We are the operators of the Hawk Springs and Roosevelt projects. Although we are not subject to the risks of depending on third-party operators, there is a risk that we will not be able to operate these properties successfully ourselves.

Drilling results in emerging plays, such as our Hawk Springs and Roosevelt projects, are subject to heightened risks.

Part of our strategy is to pursue acquisition, exploration and development activities in emerging plays such as our Hawk Springs project and Roosevelt project. Our drilling results in these areas are more uncertain than drilling results in areas that are developed and producing. Because emerging plays have limited or no production history, we are unable to use past drilling results in those areas to help predict our future drilling results. In addition, part of our drilling strategy to maximize recoveries from such new projects may involve the drilling of horizontal wells and/or using completion techniques that have proven to be successful in other shale formations. We are currently drilling our first of these types of wells to the Niobrara shale and this well has yet to be completed. These drilling and completion strategies and techniques require greater amounts of capital investment than more established plays. The ultimate success of these drilling and completion strategies and techniques will be better evaluated over time as more wells are drilled and production profiles are better established. If drilling success rates or production are less than anticipated or we are unable to execute our drilling program because of capital constraints, lease expirations or other operational problems, the value of our position in the affected area will decline, our results of operations, financial condition and liquidity will be adversely impacted and we could incur material write-downs of unevaluated properties.

A significant portion of our producing properties are located in the Rocky Mountain region and are vulnerable to extreme seasonal weather, environmental regulation and production constraints.

A significant portion of our operating properties are located in the Rocky Mountain region. As a result, the success of our operations and our profitability may be disproportionately exposed to the impact of adverse conditions unique to that region. Such conditions can include extreme seasonal weather, which could limit our ability to access our properties or otherwise delay or curtail our operations. Also, there could be delays or interruptions of production from existing or planned new wells by significant governmental regulation, transportation capacity constraints, curtailment of production, interruption of transportation, or fluctuations in prices of oil and natural gas produced from the wells in the region.

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In addition, some of the properties we intend to develop for production are located on federal lands where drilling and other related activities cannot be conducted during certain times of the year due to environmental considerations. This could adversely affect our ability to operate in those areas and may intensify competition during certain times for drilling rigs, oil field equipment, services, supplies and qualified personnel, which may lead to periodic shortages. These constraints and the resulting shortages or high costs could delay our operations and materially increase our operating and capital costs, particularly if our exploration or development activities on federal lands, or our production from federal lands increases.

The marketability of our production depends upon the availability, operation and capacity of gas gathering systems and the availability of interstate pipelines and processing facilities, all of which are owned by third parties.

The unavailability or lack of capacity of these systems and facilities, which result from factors beyond our control, could result in the shut–in of producing wells or the delay or discontinuance of development plans for properties. We currently own an interest in several wells that are capable of producing but may have their production curtailed from time to time at some point in the future pending gas sales contract negotiations, as well as construction of gas gathering systems, pipelines, and processing facilities.

Operations on the Fort Peck Indian Reservation in Montana are subject to various federal and tribal regulations and laws, any of which may increase our costs and delay our operations.

Various federal agencies within the U.S. Department of the Interior, along with the Fort Peck Assiniboine and Sioux Tribes, promulgate and enforce regulations pertaining to operations on the Fort Peck Indian Reservation. In addition, the Fort Peck Assiniboine and Sioux Tribes are a sovereign nation having the right to enforce laws and regulations independent from federal, state and local statutes and regulations. These tribal laws and regulations include various taxes, fees and other conditions that apply to lessees, operators and contractors conducting operations on Native American tribal lands. Lessees and operators conducting operations on tribal lands are generally subject to the Native American tribal court system. One or more of these factors may increase our costs of doing business in connection with our Roosevelt Project and may have an adverse impact on our ability to effectively transport products within the Fort Peck Indian Reservation or to conduct our operations on such lands.

Petroleum exploration and development involves substantial business risks.

The business of exploring for and developing oil and gas properties involves a high degree of business and financial risk, and thus a substantial risk of investment loss that even a combination of experience, knowledge and careful evaluation may not be able to overcome. In addition, oil and gas drilling and production activities may be shortened, delayed or canceled as a result of a variety of factors, many of which are beyond our control. These factors include:

•	unexpected drilling conditions;
•	unexpected abnormal pressure or irregularities in formations;
•	equipment failures or accidents;
•	adverse changes in prices;
•	weather conditions;
•	ability to fund capital necessary to develop exploration properties and producing properties;
•	shortages in experienced labor; and
•	shortages or delays in the delivery of equipment, including equipment needed for drilling, fracture stimulating and completing wells.
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Acquisition and completion decisions generally are based on subjective judgments and assumptions that are speculative. It is impossible to predict with certainty the production potential of a particular property or well. Furthermore, a successful completion of a well does not ensure a profitable return on the investment. A variety of geological, operational, or market–related factors, including, but not limited to, unusual or unexpected geological formations, pressures, equipment failures or accidents, fires, explosions, blowouts, cratering, pollution and other environmental risks, shortages or delays in the viability of drilling rigs and the delivery of equipment, loss of circulation of drilling fluids or other conditions may substantially delay or prevent completion of any well or otherwise prevent a property or well from being profitable. A productive well may become uneconomic if water or other substances are encountered that impair or prevent the production of oil or natural gas from the well.

Our business involves significant operating risks that could adversely affect our production and could be expensive to remedy. We do not have insurance to cover all of the risks that we may face.

Our operations are subject to all the risks normally incident to the operation and development of oil and natural gas properties and the drilling of oil and natural gas wells, including:

•	well blowouts;
•	cratering and explosions;
•	pipe failures and ruptures;
•	pipeline accidents and failures;
•	casing collapses;
•	fires;
•	mechanical and operational problems that affect production;
•	formations with abnormal pressures;
•	uncontrollable flows of oil, natural gas, brine or well fluids;
•	releases of contaminants into the environment; and
•	failure of subcontractors to perform or supply goods or services or personnel shortages.

These industry operating risks can result in injury or loss of life, severe damage to or destruction of property, damage to natural resources and equipment, pollution or other environmental damage, clean–up responsibilities, regulatory investigation and penalties, and suspension of operations, any of which could result in substantial losses. In addition, maintenance activities undertaken to reduce operational risks can be costly and can require exploration, exploitation and development operations to be curtailed while those activities are being completed. We may also be subject to damage claims by other oil and gas companies.

We do not maintain insurance in amounts that cover all of the losses to which we may be subject, and some risks, such as pollution and environmental risks, generally are not fully insurable. Our insurance policies and contractual rights to indemnity may not adequately cover our losses, and we do not have access to insurance coverage or rights to indemnity for all risks. If a significant accident or other event occurs and is not fully covered by insurance or contractual indemnity, it could adversely affect our financial position and results of operations.

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Competition in the oil and natural gas industry is intense, which may adversely affect our ability to succeed.

The oil and natural gas industry is highly competitive, and we compete with other companies that are significantly larger and have greater resources. Many of these companies not only explore for and produce oil and natural gas, but also carry on refining operations and market petroleum and other products on a regional, national or worldwide basis. These companies may be able to pay higher prices for productive oil and natural gas properties and exploratory prospects or define, evaluate, bid for and purchase a greater number of properties and prospects than our financial or human resources permit. In addition, these competitors may have a greater ability to continue exploration activities during periods of low oil and natural gas market prices. Our larger competitors may also be able to absorb the burden of present and future federal, state, local and other laws and regulations more easily than we can. Our ability to acquire additional properties and to discover reserves in the future will be dependent upon our ability to evaluate and select suitable properties and to consummate transactions in this highly competitive environment.

We are subject to complex environmental federal, state, local and other laws and regulations that could adversely affect the cost, manner or feasibility of doing business.

Our exploration, development, and production operations are regulated extensively at the federal, state and local levels. Environmental and other governmental laws and regulations have increased the costs to plan, design, drill, install, operate and abandon oil and natural gas wells. Under these laws and regulations, we also could be held liable for personal injuries, property damage and other damages. Failure to comply with these laws and regulations may result in the suspension or termination of operations and subject us to administrative, civil and criminal penalties. Moreover, public interest in environmental protection has increased in recent years, and environmental organizations have opposed, with some success, certain drilling projects.

The environmental laws and regulations to which we are subject:

1.	require applying for and receiving permits before drilling commences;
2.	restrict the types, quantities and concentration of substances that can be released into the environment in connection with drilling and production activities;
3.	limit or prohibit drilling activities on certain lands lying within wilderness, wetlands, and other protected areas; and
4.	impose substantial liabilities for pollution resulting from our operations.

We may be required to prepare an environmental impact statement (“EIS”) to obtain the permits necessary to proceed with the development of certain oil and gas properties. There can be no assurance that we will obtain all necessary permits and, if obtained, that the costs associated with completing the EIS and obtaining such permits will not exceed those that previously had been estimated. It is possible that the costs and delays associated with compliance with such requirements could cause us to delay or abandon the further development of certain properties.

Changes in environmental laws and regulations occur frequently, and any changes that result in more stringent or costly waste handling, storage, transportation, disposal or cleanup requirements could require us to make significant expenditures to maintain compliance, and may otherwise have a material adverse effect on our earnings, results of operations, competitive position or financial condition. For example, because of its potential effect on drinking water, hydraulic fracturing currently is the subject of regulatory scrutiny, negative press, and legislative changes in some states. Hydraulic fracturing is a process that creates a fracture extending from a well bore into a rock formation to enable oil or natural gas to move more easily through the rock pores to a production well. Hydraulic fractures typically are created through the injection of water, sand and chemicals into the rock formation. Legislative and regulatory efforts may render permitting and compliance requirements more stringent for hydraulic fracturing, which may limit or prohibit use of the process. While none of our properties are expected to be subject to any such changes, there is no assurance that this will remain the case.

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Over the years, we have owned or leased numerous properties for oil and gas activities upon which petroleum hydrocarbons or other materials may have been released by us or predecessor property owners or lessees who were not under our control. Under applicable environmental laws and regulations, including CERCLA, RCRA and analogous state laws, we could be held strictly liable for the removal or remediation of any such previously released contaminants at such locations, in some cases regardless of whether we were responsible for the release or whether the operations were standard in the industry at the time they were performed.

In July 2011, the EPA proposed regulations specifically applicable to the oil and gas industry that would require operators to capture 95% of the volatile organic compounds (“VOC”) emissions from wells that are hydraulically fractured. The proposed regulations also would require reductions in emissions of methane and air toxics. The proposal includes the review of four rules for the oil and natural gas industry: a new source performance standard for VOCs; a new source performance standard for sulfur dioxide; an air toxics standard for oil and natural gas production; and an air toxics standard for natural gas transmission and storage. The final adoption of these regulations, or the adoption of any other laws or regulations restricting or reducing these emissions, would be likely to increase our operating costs.

Another regulatory development that may impact our operations is the EPA’s notice of finding and determination that emissions of carbon dioxide, methane and other greenhouse gases (“GHGs”) present an endangerment to human health and the environment, which allows the EPA to begin regulating emissions of GHGs under existing provisions of the federal Clean Air Act. The EPA has begun to implement GHG-related reporting and permitting rules. Similarly, the U.S. Congress has considered, and may in the future consider, “cap and trade” legislation that would establish an economy-wide cap on emissions of GHGs in the United States and would require most sources of GHG emissions to obtain GHG emission “allowances” corresponding to their annual emissions of GHGs. Any laws or regulations that may be adopted to restrict or reduce emissions of GHGs would be likely to increase our operating costs and could even have an adverse effect on demand for our production.

We depend on key members of our management team.

The loss of key members of our management team could reduce our competitiveness and prospects for future success. Our exploratory drilling success and the success of other activities integral to our operations will depend, in part, on our ability to attract and retain experienced management professionals. Competition for these professionals is extremely intense.

Shortages of qualified operational personnel or field equipment and services could affect our ability to execute our plans on a timely basis, increase our costs and adversely affect our results of operations.

The demand for qualified and experienced field personnel to drill wells and conduct field operations, geologists, geophysicists, engineers and other professionals in the oil and natural gas industry can fluctuate significantly, often in correlation with oil and natural gas prices, causing periodic shortages. From time to time, there have also been shortages of drilling rigs and other field equipment, as demand for rigs and equipment has increased with the number of wells being drilled. These factors can also result in significant increases in costs for equipment, services and personnel. For example, we have recently experienced an increase in drilling, completion and other costs associated with certain oil wells. Higher oil and natural gas prices generally stimulate increased demand and result in increased prices for drilling rigs, crews and associated supplies, equipment and services. We have sometimes experienced some difficulty in obtaining drilling rigs, experienced crews and related services and may continue to experience these difficulties in the future. In addition, the cost of drilling rigs and related services has increased significantly over the past several years. If shortages persist or prices continue to increase, our profit margin, cash flow and operating results could be adversely affected and our ability to conduct our operations in accordance with current plans and budgets could be restricted.

The current uncertainty in credit and financial markets may affect our ability to obtain additional funding on acceptable terms.

In light of our recently strengthened cash position, we do not believe that the ongoing problems in the credit and financial markets will adversely affect us in the immediate future, but we may face challenges in the future if conditions in these markets do not improve. For example, we may require additional capital to develop our undeveloped acreage or pursue new opportunities, but financing may be unavailable to us for such activity. While we have been using a portion of our current cash position to acquire new prospects and develop some of our undeveloped acreage, we may wish to use debt financing for a portion of such costs in the future. If other funding is not available, or is available only on unfavorable terms, our drilling plans, capital expenditures and other future business opportunities could be limited, to the detriment of our revenues and results of operations.

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Risks Related to Our Securities

Currency fluctuations may adversely affect the price of our ADSs relative to the price of our ordinary shares.

The price of our ordinary shares is quoted in Australian dollars and the price of our ADSs is quoted in U.S. dollars. Movements in the Australian dollar/U.S. dollar exchange rate may adversely affect the U.S. dollar price of our ADSs and the U.S. dollar equivalent of the price of our ordinary shares. If the Australian dollar weakens against the U.S. dollar, the U.S. dollar price of the ADSs could decline correspondingly, even if the price of our ordinary shares in Australian dollars increases or remains unchanged. In the unlikely event that dividends are payable, we will likely calculate and pay any cash dividends in Australian dollars and, as a result, exchange rate movements will affect the U.S. dollar amount of any dividends holders of our ADSs will receive from the Bank of New York Mellon, our depositary. While we would ordinarily expect such variances to be adjusted by inter-market arbitrage activity that accounts for the differences in currency values, there can be no assurance that such activity will in fact be an efficient offset to this risk.

The prices of our ordinary shares and ADSs have been and will likely continue to be volatile.

The trading prices of our ordinary shares on the ASX and of our ADSs on the NYSE Amex have been, and likely will continue to be, volatile. Other natural resource companies have experienced similar volatility for their shares, leading us to expect that the results of exploration activities, the price of oil and natural gas, future operating results, market conditions for natural resource shares in general, and other factors beyond our control, could have a significant, adverse or positive impact on the market price of our ordinary shares and ADSs. We also believe that this volatility creates opportunities for arbitrage trading between the ASX and NYSE Amex markets. While we recognize that arbitrage trading is an appropriate market mechanism to eliminate the differences between different trading markets resulting from the combination of volatile stock prices and inter-market inefficiencies, some of our shareholders may not be in a position to take advantage of the potential profits available to arbitrageurs in such cases.

We may issue shares of blank check preferred stock in the future that may adversely impact rights of holders of our ordinary shares and ADSs.

Our constitution authorizes us to issue an unlimited amount of “blank check” preferred stock. Accordingly, our board of directors will have the authority to fix and determine the relative rights and preferences of preferred shares, as well as the authority to issue such shares, without further shareholder approval. As a result, our board of directors could authorize the issuance of a series of preferred stock that would grant to holders preferred rights to our assets upon liquidation, the right to receive dividends before dividends are declared to holders of our ordinary shares and ADSs, and the right to the redemption of such preferred shares, together with a premium, prior to the redemption of the ordinary shares and ADSs. To the extent that we do issue such additional shares of preferred stock, the rights of ordinary share and ADS holders could be impaired thereby, including, without limitation, dilution of their ownership interests in us. In addition, shares of preferred stock could be issued with terms calculated to delay or prevent a change in control or make removal of management more difficult, which may not be in the interest of holders of ordinary shares or ADSs.

We do not expect to pay dividends in the foreseeable future. As a result, holders of our ordinary shares and ADSs must rely on appreciation for any return on their investment.

We do not anticipate paying cash dividends on our ordinary shares in the foreseeable future. Accordingly, holders of our ordinary shares and ADSs will have to rely on capital appreciation, if any, to earn a return on their investment in our ordinary shares.

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The trading prices of our ADSs may be adversely affected by short selling.

“Short selling” is the sale of a security that the seller does not own, including a sale that is completed by the seller’s delivery of a “borrowed” security (i.e. the short seller’s promise to deliver the security). Short sellers make a short sale because they believe that they will be able to buy the stock at a lower price than their sales price. Significant amounts of short selling, or the perception that a significant amount of short sales could occur, could depress the market price of our ADSs. The price decline could be exacerbated if sufficient “naked short selling” occurs, which is the practice by which short sellers place short sell orders for shares without first borrowing the shares to be sold, or without having first adequately located such shares and arranged for a firm contract to borrow such shares prior to the delivery date set to close the sale. The result is an artificial deluge into the market of shares for sale – shares that the seller does not own and has not even borrowed. Although there are regulations in the United States designed to address abusive short selling, the regulations may not be adequately structured or enforced.

We may be deemed to be a passive foreign investment company (a “PFIC”) for U.S. federal income tax purposes. If we are or we become a PFIC, it could have adverse tax consequences to holders of our ordinary shares or ADSs.

Potential investors in our ordinary shares or ADSs should consider the risk that we could be now, or could in the future become, a “passive foreign investment company” (“PFIC”) for U.S. federal income tax purposes. We do not believe that we were a PFIC for the taxable year ending June 30, 2011 and do not expect to be a PFIC in the foreseeable future. However, the tests for determining PFIC status depend upon a number of factors, some of which are beyond our control and subject to uncertainties, and accordingly we cannot be certain of our PFIC status for the current, or any other, taxable year. We do not undertake an obligation to determine our PFIC status, or to advise investors in our securities as to our PFIC status, for any taxable year.

If we were determined to be a PFIC for any year, holders of our ordinary shares or ADSs who are U.S. persons for U.S. federal income tax purposes (“U.S. holders”) whose holding period for such ordinary shares or ADSs includes part of a year in which we are a PFIC generally will be subject to a special, highly adverse, tax regime imposed on “excess distributions” made by us. This regime will continue to apply irrespective of whether we are still a PFIC in the year an “excess distribution” is made or received. “Excess distributions” for this purpose would include certain distributions received on our ordinary shares or ADSs. In addition, gains by a U.S. holder on a sale or other transfer of our ordinary shares or ADSs (including certain transfers that would otherwise be tax-free) would be treated in the same manner as excess distributions. Under the PFIC rules, excess distributions (including gains treated as excess distributions) would be allocated ratably to each day in the U.S. holder’s holding period. The portion of any excess distributions allocated to the current year or prior years before the first day of the first taxable year beginning after December 31, 1986 in which we became a PFIC would be includible by the U.S. holder as ordinary income in the current year. The portion of any excess distributions allocated to prior taxable years in which we were a PFIC would be taxed to such U.S. holder at the highest marginal rate applicable to ordinary income for each such year (regardless of the U.S. holder’s actual marginal rate for that year and without reduction by any losses or loss carryforwards), and any tax owing would be subject to interest charges. Under Proposed Treasury Regulations, for purposes of applying the excess distribution regime described above, a U.S. holder’s holding period for ordinary shares or ADSs received pursuant to the exercise of an option or warrant would include the holding period for the option or warrant. In addition, dividends received from us will not be “qualified dividend income” if we are a PFIC in the year of payment, or were a PFIC in the year preceding the year of payment, and will be subject to taxation at ordinary income rates.

In certain cases, U.S. holders may make elections to mitigate the adverse tax rules that apply to PFICs (the “mark-to-market” and “qualified electing fund” or “QEF” elections), but these elections may also accelerate the recognition of taxable income and could result in the recognition of ordinary income. We have never received a request from a holder of our ordinary shares or ADSs for the annual information required to make a QEF election and we have not decided whether we would provide such information if such a request were to be received. Neither a QEF election nor a mark-to-market election is available for options or warrants. Additional adverse tax rules would apply to U.S. holders for any year in which we are a PFIC and own or dispose of shares in another corporation that is itself a PFIC. Special adverse rules that impact certain estate planning goals could apply to our ordinary shares or ADSs if we are a PFIC.

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While we intend to take all reasonable steps to avoid being a PFIC for U.S. income tax purposes, U.S. holders should be aware of the risk and the adverse tax consequences of Samson being a PFIC.

We recently commenced reporting as a U.S domestic issuer, which means increased compliance costs going forward notwithstanding continued eligibility for certain NYSE Amex rule waivers.

On July 1, 2011, we commenced reporting as a U.S. domestic issuer instead of as a “foreign private issuer” as we had in prior years. Accordingly, we are now required to comply with the reporting and other requirements imposed by U.S. securities laws on U.S. domestic issuers, which are more extensive than those applicable to foreign private issuers. We are also required to prepare financial statements in accordance with U.S. GAAP in addition to our financial statements prepared in accordance with IFRS pursuant to ASX requirements. Generating two separate sets of financial statements is a substantial burden that imposes significant administrative and accounting costs on us. As a result of becoming a U.S. domestic issuer, the legal, accounting, regulatory and compliance costs to us under U.S. securities laws are significantly higher than those that were incurred by us as a foreign private issuer.

Even though we are now a “domestic issuer” for SEC reporting requirements, we remain a “foreign based entity” for purposes of Section 110 of the NYSE Amex Company Guide. This permits us to apply to the NYSE Amex to have certain of its listing criteria relaxed and receive exemptions from rules applicable to corporations incorporated in the United States. We currently are relying on one Section 110 exemption received in connection with our stock option plan, which is described in more detail in “Item 6—Market for Registrant’s Common Equity, Related Stockholder Matters and Issuer Purchases of Equity Securities—Market Information” of our Form 10-K for the year ended June 30, 2011. While we have no current plans to seek additional Section 110 relief from NYSE Amex, there can be no assurance that we will not do so in the future.

The market price of our ordinary shares and ADSs could be adversely affected by sales of substantial amounts of shares in the public markets or the issuance of additional shares in future including in connection with acquisitions.

Sales of a substantial number of our ordinary shares in the public market, either directly or indirectly as the sale of ADSs, or the perception that such sales may occur, could cause the market price of our ordinary shares (and ADSs) to decline. In addition, the sale of these shares in the public market, or the possibility of such sales, could impair our ability to raise capital through the sale of additional shares or other securities. As of June 30, 2011, we had granted options to purchase an aggregate of approximately 68 million shares of our ordinary shares to certain of our directors and employees. These option holders, subject to compliance with applicable securities laws, are permitted to sell shares they own or acquire upon the exercise of options in the public market. In addition, as of June 30, 2011, we had warrants outstanding which may be exercised by warrant holders for 264,533,863 ordinary shares at an exercise price of A$0.015 per share until December 31, 2012, the exercise of which could have similarly adverse consequences on the trading prices for our shares.

For further details on our outstanding options and warrants, see “Note 10 – Share-Based Payments” in the Notes to our Consolidated Financial Statements in our Form 10-K for the year ended June 30, 2011.

In addition, in the future, we may issue ordinary shares or ADSs including in connection with acquisitions of assets or businesses. If we use our shares for this purpose, the issuances could have a dilutive effect on the market value of our ordinary shares, depending on market conditions at the time of an acquisition, the price we pay, the value of the business or assets acquired, our success in exploiting the properties or integrating the businesses we acquire and other factors.

Our ADS holders are not shareholders and do not have shareholder rights.

The Bank of New York Mellon, as depositary, executes and delivers our ADSs on our behalf. Each ADS is represented by a certificate evidencing a specific number of ADSs. Our ADS holders are not required to be treated as shareholders and do not have the rights of shareholders. The depositary is the holder of the ordinary shares underlying our ADSs. Holders of our ADSs have ADS holder rights. A deposit agreement among us, the depositary and our ADS holders sets out ADS holder rights as well as the rights and obligations of the depositary. New York law governs the deposit agreement and the ADSs.

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Our ADS holders do not have the right to receive notices of general meetings or to attend and vote at our general meetings of shareholders. Our practice is to give ADS holders notices of general meetings and to enable them to vote at our general meetings of shareholders, but we are not obligated to continue to do so. Our ADS holders may instruct the depositary to vote the ordinary shares underlying their ADSs, but only when we ask the depositary to ask for their instructions. Although our practice is to have the depositary ask for the instructions of ADS holders, we are not obligated to do so, and if we do not, our ADS holders would not be able to exercise their right to vote. On the other hand, ADS holders can exercise their right to vote the ordinary shares underlying their ADSs by withdrawing the ordinary shares. While it is possible that our ADS holders would not know about the meeting enough in advance to withdraw the ordinary shares, announcements of our shareholder meetings are made by press release and file with the SEC, since we are subject to the U.S. domestic issuer proxy rules.

When we do ask the depositary to seek our ADS holders’ instructions, the depositary notifies our ADS holders of the upcoming vote and arranges to deliver our voting materials and form of notice to them. The depositary then tries, as far as practicable, subject to Australian law and the provisions of the depositary agreement, to vote the ordinary shares as our ADS holders instruct. The depositary does not vote or attempt to exercise the right to vote other than in accordance with the instructions of the ADS holders. We cannot assure our ADS holders that they will receive the voting materials in time to ensure that they can instruct the depositary to vote their shares. In addition, there may be other circumstances in which our ADS holders may not be able to exercise voting rights.

Similarly, while our ADS holders would generally receive the same dividends or other distributions as holders of our ordinary shares, their rights are not identical. Dividends and other distributions payable with respect to our ordinary shares generally will be paid directly to those holders. By contrast, any dividends or distributions payable with respect to ordinary shares that are held as ADSs will be paid to the depositary, which has agreed to pay to our ADS holders the cash dividends or other distributions it or the custodian receives on shares or other deposited securities, after deducting its fees and expenses. Our ADS holders will receive these distributions in proportion to the number of ordinary shares their ADSs represent. In addition, while it is unlikely there may be circumstances in which the depositary may not pay to our ADS holders the same amounts distributed by us as a dividend or distribution, such as when it is unlawful or impractical to do so. See the next risk factor below.

There are circumstances where it may be unlawful or impractical to make distributions to the holders of our ADSs.

Our depositary, The Bank of New York Mellon, has agreed to pay to our ADS holders the cash dividends or other distributions it or the custodian receives on shares or other deposited securities, after deducting its fees and expenses. Our ADS holders will receive these distributions in proportion to the number of ordinary shares their ADSs represent.

In the case of a cash dividend, the depositary will convert any cash dividend or other cash distribution we pay on the ordinary shares into U.S. dollars if it can do so on a reasonable basis and can transfer the U.S. dollars to the United States. In the unlikely event that it is not possible to convert a cash dividend or distribution into U.S. dollars, then the deposit agreement with the depositary allows the depositary to distribute foreign currency only to those ADS holders to whom it is possible to do so. There is also a risk that, if a distribution is payable by us in Australian dollars, the depositary may hold some or all of the foreign currency for a short period of time rather than immediately converting it for the account of the ADS holders. Because the depositary will not invest the foreign currency, will not be liable for any interest on the unpaid distribution or for any fluctuation in the exchange rates during a time when the depositary has not converted the foreign currency, our ADS holders could lose some of the value of the distribution.

The depositary may determine that it is unlawful or impractical to convert foreign currency to U.S. dollars or to make a distribution to ADS holders that is made to the holders of ordinary shares. This means that, under rare circumstances, our ADS holders may not receive the same distributions we make to the holders of our ordinary shares or receive the same value for their ADSs if it is illegal or impractical for us to or the depositary to do so.

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There may be difficulty in effecting service of legal process and enforcing judgments against us and our directors and management.

We are a public company limited by shares, registered and operating under the Australian Corporations Act 2001 (the “Corporations Act”). Two of our four directors and one of our named executive officers reside outside the U.S. Substantially all of the assets of those persons are located outside the U.S. As a result, it may not be possible to effect service on such persons in the U.S. or to enforce, in foreign courts, judgments against such persons obtained in U.S. courts and predicated on the civil liability provisions of the federal securities laws of the U.S. There is doubt as to the enforceability in the Commonwealth of Australia, in original actions or in actions for enforcement of judgments of U.S. courts, of civil liabilities predicated solely upon federal or state securities laws of the U.S., especially in the case of enforcement of judgments of U.S. courts where the defendant has not been properly served in Australia.

RATIO OF EARNINGS TO FIXED CHARGES

Our ratio of earnings to fixed charges will be specified in a prospectus supplement or in a document that we file with the SEC and incorporate by reference pertaining to the issuance, if any, by us of debt securities in the future.

USE OF PROCEEDS

Unless otherwise indicated in the applicable prospectus supplement, we intend to use the net proceeds from the sale of the securities offered under this prospectus for oil and gas exploration and development activities and other general corporate purposes such as repayment of debt, if applicable.

OUR BUSINESS

We are a company limited by shares, incorporated on April 6, 1979 under the laws of Australia. Our principal business is the exploration and development of oil and natural gas properties in the United States. Currently, we have several material oil and gas properties, three of which are producing. We own a working interest in each of our three material producing properties, through which we have entered into operating agreements with third parties under which the oil and gas are produced and sold. We also have 100% working interest in one exploration property and 50% to 100% in a second property. We operate in one reportable segment, the exploration for, and the development and production of, oil and natural gas in the United States.

Our business strategy is to create a competitive and sustainable rate of return to shareholders by exploring for, acquiring and developing oil and natural gas resources in the United States. Our primary financial goal is to profitably develop our oil properties while maintaining a strong balance sheet, and specifically to focus on the exploration, exploitation and development of our two major oil plays – the Niobrara in Wyoming and the Bakken in North Dakota and Montana. We are in the early stages of these two shale oil exploration efforts: a Niobrara play in Goshen County, Wyoming, our Hawk Springs Project, and a Bakken play in Roosevelt County, Montana, our Roosevelt Project.

For additional information on our business, properties and financial condition, please refer to our Annual Report on Form 10-K for the year ended June 30, 2011 and our Quarterly Report on Form 10-Q for the quarter ended September 20, 2011, which is incorporated herein by reference, and the documents cited in “Where You Can Find More Information.”

Our registered office is located at Level 36, Exchange Plaza, 2 The Esplanade, Perth, Western Australia 6000 and our telephone number at that office is +61 8-9220-9830. Our principal office in the United States is located at 1331 17th Street, Suite 710, Denver, Colorado 80202 and our telephone number at that office is +1 303-295-0344. Our website is www.samsonoilandgas.com.

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PLAN OF DISTRIBUTION

We may offer the securities directly to one or more purchasers, through agents, or through underwriters or dealers designated from time to time; or by way of exercise of rights granted pro rata to our existing shareholders. We may distribute the securities from time to time in one or more transactions at a fixed price or prices (which may be changed from time to time), at market prices prevailing at the times of sale, at prices related to these prevailing market prices or at negotiated prices. We may offer securities in the same offering, or we may offer securities in separate offerings. We may offer and sell a portion of the offered securities outside the United States at an offering price and on terms specified in the prospectus supplement relating to a particular issue of the offered securities. The applicable prospectus supplement will describe the terms of the offering of the securities, including:

•	the offeror(s) of the securities;

•	the terms of the securities to which the prospectus supplement relates;

•	the name or names of any underwriters;

•	the purchase price of the securities and the proceeds to be received from the sale;

•	any underwriting discounts and other items constituting underwriters’ compensation; and

•	any discounts or concessions allowed or reallowed or paid to dealers.

If underwriters are used in the sale, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions at a fixed public offering price or at varying prices determined at the time of sale. The securities may be either offered to the public through underwriting syndicates represented by managing underwriters or by underwriters without a syndicate. The obligations of the underwriters to purchase securities will be subject to the conditions precedent agreed to by the parties and the underwriters will be obligated to purchase all the securities of a class or series if any are purchased. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

Underwriters or agents may make sales in privately negotiated transactions and/or any other method permitted by law, including sales deemed to be an “at-the-market” offering as defined in Rule 415 promulgated under the Securities Act, which includes sales made directly on an existing trading market for our ordinary shares or ADSs, or sales made to or through a market maker other than on an exchange.

Securities may be sold directly by our company or through agents designated by our company from time to time. Any agent involved in the offer or sale of the securities in respect of which this prospectus is delivered will be named, and any commissions payable by our company to any agent will be set forth, in the prospectus supplement. Unless otherwise indicated in the prospectus supplement, any agent will be acting on a best efforts basis for the period of its appointment.

We may authorize agents or underwriters to solicit offers by eligible institutions to purchase securities from our company at the public offering price set forth in the prospectus supplement under delayed delivery contracts providing for payment and delivery on a specified date in the future. The conditions to these contracts and the commissions payable for solicitation of these contracts will be set forth in the applicable prospectus supplement.

Agents and underwriters may be entitled to indemnification by our company against some civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which the agents or underwriters may be required to make relating to these liabilities. Agents and underwriters may be customers of, engage in transactions with, or perform services for, our company in the ordinary course of business.

Each class or series of securities other than the ordinary shares (or ordinary shares represented by ADSs) will be a new issue of securities with no established trading market. Any underwriter may make a market in these securities, but will not be obligated to do so and may discontinue any market making at any time without notice. There may be limited liquidity in the trading market for any such securities.

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DESCRIPTION OF AMERICAN DEPOSITARY SHARES

The Bank of New York Mellon, as depositary, will execute and deliver the ADRs. Each ADR is a certificate evidencing a specific number of ADSs. Each ADS represents 20 ordinary shares (or a right to receive 20 ordinary shares) deposited with Bank of New York Mellon, each as the custodian for the depositary. Each ADS will also represent any other securities, cash or other property which may be held by the depositary. The depositary’s office at which the ADRs and underlying ADSs are administered is located at 101 Barclay Street, New York, New York 10286.

Our ADSs may be held either directly (by having an ADR registered in the holder’s name) or indirectly through a broker or other financial institution. If our ADSs are held directly, the holder of the ADS is an ADR holder. This description assumes our ADSs are held directly. If our ADSs are held indirectly, the indirect holder must rely on the procedures of his, her or its broker or other financial institution to assert the rights of ADR holders described in this section and should consult with his, her or its broker or financial institution to find out what those procedures are.

Holders of our ADRs have certain rights. A deposit agreement among us, the depositary and our ADR holders sets out ADR holder rights as well as the rights and obligations of the depositary. New York law governs the deposit agreement and the ADRs. We do not treat our ADR holders as shareholders, and our ADR holders do not have shareholder rights. Australian law governs shareholder rights. (For a description of our shareholders’ rights, see “Description of Ordinary Shares”). The depositary will be the holder of the shares underlying our ADRs.

The following is a summary of the material provisions of the deposit agreement. For more complete information, our ADR holders should read the entire deposit agreement which is filed as Exhibit 1 to our Form F-6 filed with the SEC on April 29, 2010.

Fees and Expenses

Persons depositing shares or
ADR holders must pay:		For:

•	US$5.00 (or less) per 100 ADSs (or portion of 100 ADSs)	•	Issuance of ADSs, including issuances resulting from a distribution of shares or rights or other property

•	US$5.00 (or less) per 100 ADSs (or portion of 100 ADSs)	•	Cancellation of ADSs for the purpose of withdrawal, including if the deposit agreement terminates

•	US$0.02 (or less) per ADS	•	Any cash distribution to our ADR holders

•	A fee equivalent to the fee that would be payable if securities distributed to our ADR holders had been shares and the shares had been deposited for issuance of ADSs	•	Distribution of securities distributed to holders of deposited securities which are distributed by the depositary to ADR holders

•	US$0.02 (or less) per ADS per calendar year (if the depositary has not collected any cash distribution fee during that year)	•	Depositary services

•	Registration or transfer fees	•	Transfer and registration of shares on our share register to or from the name of the depositary or its agent when our ADR holders deposit or withdraw shares

•	Expenses of the depositary in converting foreign currency to U.S. dollars	•	Whenever the depositary or the custodian receives foreign currency, by way of dividends or other distributions or the net proceeds from the sale of securities, property or rights, and if at the time of the receipt thereof the foreign currency so received can in the judgment of the depositary be converted on a reasonable basis into U.S. dollars and the resulting U.S. dollars transferred to the United States

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Persons depositing shares or
ADR holders must pay:		For:

•	Expenses of the depositary	•	Cable, telex and facsimile transmissions (when expressly provided in the deposit agreement)

•	Taxes and other governmental charges the depositary or the custodian have to pay on any ADR or share underlying an ADR, for example, stock transfer taxes, stamp duty or withholding taxes

•	Any charges incurred by the depositary or its agents for servicing the deposited securities

If we:		Then:

•	Reclassify, split up or consolidate any of the deposited securities	•	The cash, shares or other securities received by the depositary will become deposited securities. Each ADS will automatically represent its equal share of the new deposited securities.

•	Distribute securities on the shares that are not distributed to our ADR holders	•	The depositary may, and will if we ask it to, distribute some or all of the cash, shares or other securities it received. It may also deliver new ADRs or ask our ADR holders to surrender their outstanding ADRs in exchange for new ADRs identifying new deposited securities.

•	Recapitalize, reorganize, merge, liquidate, sell all or substantially all of our assets, or take any similar action

Dividends and Other Distributions

How do our ADR holders receive dividends and other distributions on the ordinary shares?

The depositary has agreed to pay to our ADR holders the cash dividends or other distributions it or the custodian receives on shares or other deposited securities, after deducting its fees and expenses. Our ADR holders will receive these distributions in proportion to the number of shares their ADSs represent.

Cash. The depositary will convert any cash dividend or other cash distribution we pay on the shares into U.S. dollars, if it can do so on a reasonable basis and can transfer the U.S. dollars to the United States. If that is not possible or if any government approval is needed and cannot be obtained, the deposit agreement allows the depositary to distribute the foreign currency only to those ADR holders to whom it is possible to do so. It will hold the foreign currency it cannot convert for the account of the ADR holders who have not been paid. It will not invest the foreign currency and it will not be liable for any interest. If the exchange rates fluctuate during a time when the depositary cannot convert the foreign currency, our ADR holders may lose some of the value of the distribution.

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Before making a distribution, the depositary will deduct any withholding taxes that must be paid. See “Material Taxation Considerations.” It will distribute only whole U.S. dollars and cents and will round fractional cents to the nearest whole cent.

Shares. The depositary may distribute additional ADSs representing any shares we distribute as a dividend or free distribution in proportion to the number of ADRs representing the underlying shares. The depositary will only distribute whole ADSs. It will sell shares which would require it to deliver a fractional ADS and distribute the net proceeds in the same way as it does with cash. If the depositary does not distribute additional ADSs, the outstanding ADSs will also represent the new shares. Before making a distribution, the depositary will deduct any withholding taxes and fees that must be paid.

Rights to purchase additional shares. If we offer holders of our securities any rights to subscribe for additional shares or any other rights, the depositary may make these rights available to our ADR holders. If the depositary decides it is not legal and practical to make the rights available but that it is practical to sell the rights, the depositary will use reasonable efforts to sell the rights and distribute the proceeds in the same way as it does with cash. The depositary will allow rights that are not distributed or sold to lapse. In that case, our ADR holders will receive no value for them.

The depositary will not offer the rights unless both the rights and the securities to which the rights relate are exempt from registration under the Securities Act or are registered under the Securities Act. If the depositary makes rights available to our ADR holders, it will exercise the rights and purchase the shares at the request of and on each ADR holder’s behalf if our ADR holders pay it the exercise price and any other charges the rights require our ADR holders to pay. The depositary will then deposit the shares and deliver ADSs to our ADR holders.

U.S. securities laws may restrict transfers and cancellation of the ADSs represented by shares purchased upon exercise of rights. For example, our ADR holders may not be able to trade these ADSs freely in the United States. In this case, the depositary may deliver restricted depositary shares that have the same terms as the ADRs described in this section except for changes needed to put the necessary restrictions in place.

Other distributions. The depositary will send to our ADR holders anything else we distribute on deposited securities by any means it thinks is legal, fair and practical. If it cannot make the distribution in that way, the depositary has a choice. It may decide to sell what we distributed and distribute the net proceeds, in the same way as it does with cash. Or, it may decide to hold what we distributed, in which case ADSs will also represent the newly distributed property. However, the depositary is not required to distribute any securities (other than ADSs) to our ADR holders unless it receives satisfactory evidence from us that it is legal to make that distribution.

The depositary is not responsible if it decides that it is unlawful or impractical to make a distribution available to any ADR holders. We have no obligation to register ADSs, shares, rights or other securities under the Securities Act. We also have no obligation to take any other action to permit the distribution of ADRs, shares, rights or anything else to ADR holders. This means that our ADR holders may not receive the distributions we make on our shares or any value for them if it is illegal or impractical for us to make them available to them.

Deposit, Withdrawal and Cancellation

How are ADRs issued?

The depositary will deliver ADRs if ordinary shares or evidence of rights to receive ordinary shares are deposited with the custodian. Upon payment of its fees and expenses and any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the depositary will register the appropriate number of ADSs in the names requested and will deliver the ADRs at its office to the persons requested.

How do ADR holders cancel ADRs and obtain ordinary shares?

Our ADR holders may turn in their ADRs at the depositary’s office in order to withdraw the securities represented by the ADR. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the depositary will deliver the ordinary shares and any other deposited securities underlying the ADR to the ADR holder or a person he, she or it designates at the office of the custodian. Or, at the ADR holder’s request, risk and expense, the depositary will deliver the deposited securities at its office, if feasible.

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Voting Rights

How do our ADR holders vote?

Our ADR holders may instruct the depositary to vote the ordinary shares underlying their ADRs, but only if we ask the depositary to ask for their instructions. Otherwise, our ADR holders will not be able to exercise their right to vote unless they withdraw the ordinary shares. However, our ADR holders may not know about the meeting enough in advance to withdraw the shares.

If we ask for our ADR holders’ instructions, the depositary will notify our ADR holders of the upcoming vote and arrange to deliver our voting materials and form of notice to them. The materials will (1) describe the matters to be voted on and contain such information as is contained in the notice from us, (2) include a statement that the ADR holders on a specified record date will be entitled to direct the depositary to vote the shares or other deposited securities underlying the ADRs, subject to applicable law and our constitution, and (3) explain how our ADR holders may instruct the depositary to vote the shares or other deposited securities underlying their ADSs as they direct. For instructions to be valid, the depositary must receive them on or before the date specified. The depositary will try, as far as practical, subject to Australian law and the provisions of the depositary agreement and the depositary’s operating documents, to vote or to have its agents vote the shares or other deposited securities as our ADR holders instruct. The depositary shall not vote or attempt to exercise the right to vote other than in accordance with the instructions of the ADR holders. We cannot assure our ADR holders that they will receive the voting materials in time to ensure that they can instruct the depositary to vote their shares. In addition, the depositary and its agents are not responsible for failing to carry out voting instructions or for the manner of carrying out voting instructions. This means that our ADR holders may not be able to exercise their right to vote and there may be nothing they can do if their shares are not voted as they requested.

Payment of Taxes

The ADR holder is required to pay all taxes and other governmental charges that may be payable in respect of any their ADSs, or the shares or other securities underlying their ADSs. The depositary may refuse to effect a transfer of any ADRs or refuse to effect the withdrawal of any securities underlying the ADRs while any such taxes and charges are outstanding. The depositary may deduct the amount of any taxes owed from any payments to our ADR holders. It may also sell deposited securities, by public or private sale, to pay any taxes owed. Our ADR holders will remain liable if the proceeds of the sale are not enough to pay the taxes. If the depositary sells deposited securities, it will, if appropriate, reduce the number of ADSs to reflect the sale and pay to our ADR holders any proceeds, or send to our ADR holders any property, remaining after it has paid the taxes.

Amendment and Termination

How may the deposit agreement be amended?

We may agree with the depositary to amend the deposit agreement and the ADRs without the consent of our ADR holders for any reason which we deem desirable. If an amendment adds or increases fees or charges, except for taxes and other governmental charges or expenses of the depositary for registration fees, facsimile costs, delivery charges or similar items, or prejudices a substantial right of ADR holders, it will not become effective for outstanding ADRs until 30 days after the depositary notifies ADR holders of the amendment. At the time an amendment becomes effective, our ADR holders are considered, by continuing to hold their ADRs, to agree to the amendment and to be bound by the ADRs and the deposit agreement as amended. In no event will an amendment impair the right of ADR holders to surrender and withdraw the underlying securities, except in order to comply with the applicable law.

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How may the deposit agreement be terminated?

The depositary will terminate the deposit agreement if we ask it to do so by notifying our ADR holders at least 60 days before termination. The depositary may also terminate the deposit agreement if the depositary has notified us that it would like to resign and by notifying our ADR holders at least 30 days before termination.

After termination, the depositary and its agents will do the following under the deposit agreement but nothing else: collect distributions on the deposited securities, sell rights and other property, and deliver shares and other deposited securities upon cancellation of ADRs.

At any time after the expiration of four months from the date of termination, the depositary may sell any remaining deposited securities by public or private sale. After that, the depositary will hold the money it received on the sale, as well as any other cash it is holding under the deposit agreement for the pro rata benefit of the ADR holders that have not surrendered their ADRs. It will not invest the money and has no liability for interest. The depositary’s only obligations after the sale of the deposited securities will be to account for the money and other cash. After termination our only obligations will be to indemnify the depositary and to pay fees and expenses of the depositary that we agreed to pay.

How much must persons depositing shares or ADR holders pay if the deposit agreement is terminated and what are consequences if holders do not surrender?

Persons depositing shares or ADR holders must pay US$5.00 (or less) per 100 ADSs (or portion of 100 ADSs) upon the surrender of ADSs if our deposit agreement is terminated. Before delivering ordinary shares to any holder, the depositary may deduct the fee of the depositary for the surrender of ADSs, any expenses for the account of the account of the persons depositing shares or ADR holders in accordance with the terms and conditions of the deposit agreement, and any applicable taxes or governmental charges.

In addition, at any time after the expiration of four months from the date of termination, the depositary may sell the ordinary shares it then holds and may thereafter hold uninvested the net proceeds of any such sale, together with any other cash then held by it pursuant to the deposit agreement, unsegregated and without liability for interest, for the pro rata benefit of the owners of ADSs that have not theretofore been surrendered, and such owners will become general creditors of the depositary with respect to such net proceeds.

Limitations on Obligations and Liability

Limits on our Obligations and the Obligations of the Depositary; Limits on Liability to Holders of ADRs

The deposit agreement expressly limits our obligations and the obligations of the depositary. It also limits our liability and the liability of the depositary. We and the depositary:

•	are only obligated to take the actions specifically set forth in the deposit agreement without negligence or bad faith;
•	are not liable if either of us is prevented or delayed by law or circumstances beyond our control from performing our obligations under the deposit agreement;
•	are not liable if either of us exercises discretion permitted under the deposit agreement;
•	have no obligation to become involved in a lawsuit or other proceeding related to the ADRs or the deposit agreement on behalf any of our ADR holders or on behalf of any other party;
•	are not liable for any action or non-action in reliance on the advice of or information from legal counsel, accountants, any person presenting shares for deposit, any ADR holders or any other person believed in good faith to be competent to give such information;
•	are not liable for any acts or omissions made by a successor depositary; and
•	are not responsible for a failure to carry out any instructions for the depositary to vote the ADSs.

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In the deposit agreement, we agree to indemnify the depositary for acting as depositary, except for losses caused by the depositary’s own negligence or bad faith, and the depositary agrees to indemnify us for losses resulting from its negligence or bad faith.

Requirements for Depositary Actions

Before the depositary will deliver or register a transfer of an ADR, make a distribution on an ADR, or permit withdrawal of ordinary shares, the depositary may require:

•	payment of stock transfer or other taxes or other governmental charges and transfer or registration fees charged by third parties for the transfer of any ordinary shares or other deposited securities;
•	satisfactory proof of the identity and genuineness of any signature or other information it deems necessary;
•	delivery of the certificates that we may specify to the depositary to assure compliance with the Securities Act; and
•	compliance with laws and regulations, from time to time, consistent with the deposit agreement, including presentation of transfer documents.

The depositary may refuse to deliver ADRs or register transfers of ADRs generally when the transfer books of the depositary or our transfer books are closed or at any time if the depositary or we think it advisable to do so.

Right of our ADR holders to Receive the Ordinary Shares Underlying their ADRs

Our ADR holders have the right to cancel their ADRs and withdraw the underlying shares at any time except:

•	When temporary delays arise because: (i) the depositary has closed its transfer books or we have closed our transfer books; (ii) the transfer of shares is blocked to permit voting at a shareholders’ meeting; or (iii) we are paying a dividend on our shares.
•	When ADR holders seeking to withdraw ordinary shares owe money to pay fees, taxes and similar charges.
•	When it is necessary to prohibit withdrawals in order to comply with any laws or governmental regulations that apply to ADRs or to the withdrawal of ordinary shares or other deposited securities.

This right of withdrawal may not be limited by any other provision of the deposit agreement.

Pre-release of ADRs

The deposit agreement permits the depositary to deliver ADRs before deposit of the underlying ordinary shares. This is called a pre-release of the ADR. The depositary may also deliver shares upon cancellation of pre-released ADRs (even if the ADRs are cancelled before the pre-release transaction has been closed out). A pre-release is closed out as soon as the underlying shares are delivered to the depositary. The depositary may receive ADRs instead of shares to close out a pre-release. The depositary may pre-release ADRs only under the following conditions: (1) before or at the time of the pre-release, the person to whom the pre-release is being made represents to the depositary in writing that it or its customer owns the shares or ADRs to be deposited; (2) the pre-release is fully collateralized with cash or other collateral that the depositary considers appropriate; and (3) the depositary must be able to close out the pre-release on not more than five business days’ notice. In addition, the depositary will limit the number of ADSs that may be outstanding at any time as a result of pre-release, although the depositary may disregard the limit from time to time, if it thinks it is appropriate to do so.

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Inspection Rights of ADR Holders

The depositary will make available for inspection by holders of ADRs at its Corporate Trust Office any reports, notices and other communications, including any proxy soliciting material, received from the Company which are received by the depositary as the holder of the underlying ordinary shares and made generally available to the holders of ordinary shares by the Company. The depositary will keep books, at its Corporate Trust Office, for the registration of ADRs and transfers of ADRs which shall at all reasonable times be open for inspection by the ADR holders, provided that such inspection shall not be for the purpose of communicating with other ADR holders for purposes other than the business of the Company or a matter related to the Deposit Agreement or the ADRs.

Direct Registration System

In the deposit agreement, all parties to the deposit agreement acknowledge that the DRS and Profile Modification System, or Profile, will apply to uncertificated ADSs upon acceptance thereof to DRS by DTC. DRS is the system administered by DTC pursuant to which the depositary may register the ownership of uncertificated ADSs, which ownership shall be evidenced by periodic statements issued by the depositary to the ADS holders entitled thereto. Profile is a required feature of DRS which allows a DTC participant, claiming to act on behalf of an ADS holder, to direct the depositary to register a transfer of those ADSs to DTC or its nominee and to deliver those ADSs to the DTC account of that DTC participant without receipt by the depositary of prior authorization from the ADS holder to register such transfer.

In connection with and in accordance with the arrangements and procedures relating to DRS/Profile, the parties to the deposit agreement understand that the depositary will not verify, determine or otherwise ascertain that the DTC participant which is claiming to be acting on behalf of an ADS holder in requesting registration of transfer and delivery described in the paragraph above has the actual authority to act on behalf of the ADS holder (notwithstanding any requirements under the Uniform Commercial Code). In the deposit agreement, the parties agree that the depositary’s reliance on and compliance with instructions received by the depositary through the DRS/Profile System and in accordance with the deposit agreement, shall not constitute negligence or bad faith on the part of the Depositary.

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DESCRIPTION OF ORDINARY SHARES

At February 13, 2012, our share capital consisted of an unlimited number of ordinary shares, no par value per share, of which 1,751,362,420 were outstanding. All outstanding ordinary shares are fully paid.

Rights and Restrictions on Classes of Shares

Subject to the Corporations Act and the ASX Listing Rules rights attaching to our shares are detailed in our constitution. Our constitution provides that, any of our shares shall be ordinary shares and may be issued with preferred, deferred or other special rights, whether in relation to dividends, voting, return of share capital, payment of calls or otherwise as the board of directors may from time to time determine, and either at a premium or at a discount (subject to the provisions of the Corporations Act and certain conditions set forth in our constitution). Subject to the prior approval at a general meeting and notwithstanding anything contained in our constitution, the board may allot, grant options over any shares to any person or company if such allotment would have the effect of transferring a controlling interest provided that this prohibition shall not apply in any case either where such allotment is pursuant to an offer of shares to the holders of ordinary shares as nearly as practicable in proportion to their respective shareholding or where such person or company is already registered as the holder of a majority of the issued shares prior to such allotments. Currently our outstanding share capital consists of only one class of ordinary shares.

Dividend Rights

The board may from time to time determine to pay dividends to shareholders as appear to the board to be justified by our profits. All dividends must be paid in accordance with the timetable set out in the Listing Rules. All unclaimed dividends may be invested or otherwise made use of by the board for our benefit until claimed or otherwise disposed of in accordance with our constitution.

Voting Rights

Under our constitution, each shareholder has one vote determined by a show of hands at a meeting of the shareholders. On a poll vote each shareholder shall have one vote for each fully paid share and a fractional vote for each share which is not fully paid, such fraction being equivalent to the proportion of the amount which has been paid to such date on that share. Under Australian law, shareholders are not permitted to approve corporate matters by written consent. Our constitution does not provide for cumulative voting.

Right to Share in our Profits

Pursuant to our constitution, our shareholders are entitled to participate in our profits only by payment of dividends.

The board may from time to time determine to pay dividends to the shareholders, however no dividend is payable except out of our profits. A declaration by the board as to the amount of our profits is conclusive.

Rights to Share in the Surplus in the Event of Liquidation

Our constitution provides, subject to the sanction of a special resolution, that the liquidator may divide amongst the members in-kind the whole or any part of the assets, and he may determine how the division shall be carried out as between the members or different classes of members.

Redemption Provisions

There are no redemption provisions in our constitution in relation to ordinary shares. Under our constitution and subject to the Corporations Act, any preference shares may be issued on the terms that they are or may at our option, be liable to be redeemed.

Sinking Fund Provisions

There are no sinking fund provisions in our constitution in relation to ordinary shares.

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Liability for Further Capital Calls

According to our constitution, and subject to compliance with the requirements of the Corporations Act, the board may make any calls from time to time upon shareholders in respect to all monies unpaid on shares, which are not by the terms of issue of those shares made payable at fixed times. Each shareholder is liable to pay the amount of each call in the manner, at the time, and at the place specified by the board. Calls may be made payable by installment.

Provisions Discriminating Against Holders of a Substantial Number of Shares

There are no provisions under our constitution discriminating against any existing or prospective holders of a substantial number of our shares.

Variation of Share Rights

Our constitution provides that if at any time the capital is divided into different classes of shares, the rights attaching to any class of shares, may (unless otherwise provided by the terms of issue of the shares of that class), whether or not we are being wound up, be varied with the sanction of a special resolution passed at a separate meeting of the holders of the shares of such class. The provisions of our constitution relating to general meetings shall apply to every such meeting, except that the necessary quorum shall be members present holding or representing three quarters of the issued shares of the class and that any member present holding shares of the class may demand a poll.

General Meetings of Shareholders

General meetings of shareholders may be called by the board of directors whenever it deems fit, provided that a general meeting to be called the annual general meeting must be held at least once every calendar year and held in accordance with the Corporations Act. Except as permitted under the Corporations Act, shareholders may not convene a meeting. Under the Corporations Act, shareholders with at least 5% of the votes which may be cast at a general meeting may call and arrange to hold a general meeting. The Corporations Act also requires the directors to call and arrange to hold a general meeting on the request of shareholders with at least 5% of the votes that may be cast at a general meeting or at least 100 shareholders who are entitled to vote at the general meeting. Twenty-eight days’ notice of the proposed meeting of our shareholders is required under the Corporations Act.

Foreign Ownership Regulation

There are no limitations on the rights to own securities imposed by our constitution. However, acquisitions and proposed acquisitions of shares in Australian companies may be subject to review and approval by the Australian Federal Treasurer under the Foreign Acquisitions and Takeovers Act of 1974. Generally, this Act applies to acquisitions or proposed acquisitions:

•	by a foreign person, as defined in the Foreign Acquisitions and Takeovers Act, or associated foreign persons which would result in such persons having an interest in 15% or more of the issued shares of, or control of 15% or more of the voting power in, an Australian company, and
•	by a non-associated foreign person which would result in foreign persons having an aggregate interest in 40% or more of the issued shares of, or control of 40% or more of the voting power in, an Australian company.

The Australian Federal Treasurer may prevent a proposed acquisition in the above categories or impose conditions on such acquisition if the Treasurer is satisfied that the acquisition would be contrary to the national interest, or if it resulted in that foreign person, either alone or together with other non-associated or associated foreign persons, controlling the Company and that such control is contrary to the national interest.

In addition to the Foreign Acquisitions and Takeovers Act, there are statutory limitations in Australia on foreign ownership of certain businesses, such as banks and airlines, not relevant to Samson. However, there are no other statutory or regulatory provisions of Australian law or ASX requirements that restrict foreign ownership or control of Samson.

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Ownership Threshold

There are no provisions in our constitution, which require a shareholder to disclose ownership above a certain threshold. The Corporations Act, however, requires a substantial shareholder to notify us and the ASX once a 5% interest in our shares is obtained. Further, once a shareholder owns a 5% interest in us, such shareholder must notify us and the ASX of any increase or decrease of 1% or more in its interest in our shares.

Conditions for Change of Capital

There are no conditions imposed by our constitution relating to changes in our capital which are more stringent than are required by the Corporations Act.

Regulation of Takeovers

We are governed by the Corporations Act which provides shareholders with broad protection in relation to takeovers, including:

•	that the acquisition of control over voting shares takes place in a efficient, competitive and informed market;
•	that shareholders have enough information to assess the merits of a proposal; and
•	that shareholders all have a reasonable and equal opportunity to participate in any benefits accruing to the shareholders through any proposal under which a person would acquire a substantial interest.

Further, subject to limited exceptions provided in the ASX Listing Rules, we must not issue or agree to issue shares, without the approval of holders of our ordinary shares, for three months after we are told in writing that a person is making or proposes to make, a takeover for our shares.

The exceptions to the listing rule are as follows:

•	an issuance or agreement to issue which we have notified the ASX before we are told a person is making or proposes to make a takeover for our shares;
•	an issuance to our ordinary shareholders on a pro-rata basis;
•	an issuance made due to an exercise of rights of conversion already in existence;
•	an issuance by us as consideration for an off-market takeover bid made by us where we are required to comply with the provisions of the Corporations Act;
•	an issuance under a dividend stock distribution plan that is in operation before we are told a person is making or proposes to make a takeover for our shares;
•	if there is an agreement to issue shares and such agreement is conditional on ordinary shareholders approving the issuance before the issuance is made.

As applied to Samson, the Corporations Act prohibits any legal person (including a corporation) from acquiring a relevant interest in ordinary shares if after the acquisition that person or any other person’s voting power in the Company increases from 20% or below to more than 20%, or from a starting point that is above 20% and below 90%.

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This prohibition is subject to a number of specific exceptions set out in section 611 of the Corporations Act which must be strictly complied with to be applicable.

In general terms, a person is considered to have a “relevant interest” in a share in Samson if that person is the holder of that share, has the power to exercise, or control the exercise of, a right to vote attached to that share, or has the power to dispose of, or to control the exercise of a power to dispose of that share.

It does not matter how remote the relevant interest is or how it arises. The concepts of “power” and “control” are given wide and extended meanings in this context in order to deem certain persons to hold a relevant interest. For example each person who has voting power above 20% in a company which in turn holds shares in Samson is deemed to have a relevant interest in those shares. Certain situations (set out in section 609 of the Corporations Act), which would otherwise constitute the holding of a relevant interest, are excluded from the definition.

A person’s voting power in Samson is that percentage of the total votes attached to ordinary shares in which that person and its associates (as defined in the Corporations Act) holds a relevant interest.

Access to and Inspection of Documents

Inspection of our records is governed by the Corporations Act. Any person (whether a shareholder or not) has the right to inspect our Company registers. Any person may obtain copies of a register or any part of the register upon payment of a fee as prescribed by us. Further, we must ensure that the minute books for the meetings of our shareholders are open for inspection to our shareholders free of charge. Other corporate records, including minutes of directors meetings, financial records and other documents, are not generally open for inspections by shareholders, However, a shareholder may apply to a court to make an order for inspection of our books, if the applicant shareholder is acting in good faith and the inspection is made for a proper purpose.

CHESS

We participate in the Clearing House Electronic Sub-Register System, known as CHESS, which is maintained by the CHESS Securities Clearing House pursuant to the Australian Stock Exchange Listing Rules and the Securities Clearing House Business Rules. CHESS is an electronic transfer and settlement system, with no requirement for paper transfer documents. Accordingly, the legal registered record of holding balances for our CHESS-approved shares are recorded on either of the electronic CHESS sub-register or the electronic issuer sponsored sub-register, which together form the complete Company register. We do not issue share certificates to shareholders. Instead, we provide shareholders with a holding statement (similar to a bank account statement) that sets out the number of ordinary shares registered in each shareholder’s name. This statement also advises shareholders of their holder identification number or shareholder reference number and relevant particulars. If a shareholding changes during any month, shareholders will receive a statement after the end of that month. Shareholders may also request statements at any other time (subject to payment of a small administration fee).

Description of debt securities

This prospectus describes certain general terms and provisions of the debt securities that we may offer under this prospectus. While the terms summarized below will apply generally to any future debt securities we may offer under this prospectus, we will describe the particular terms of any debt securities that we offer in more detail in the applicable prospectus supplement. The terms of any debt securities we offer under a prospectus supplement may differ from the terms we describe below; however, no prospectus supplement shall fundamentally change the terms that are set forth in this prospectus or offer a security that is not registered and described in this prospectus at the time of its effectiveness. As of the date of this prospectus, we have no outstanding registered debt securities.

The debt securities will be issued under an indenture, as supplemented from time to time (the “debt indenture”) between us and a duly qualified financial institution as trustee (the “debt trustee”). Wholly owned subsidiaries of the Company (each, a “Samson subsidiary”) may issue guaranteed debt securities under an indenture, as supplemented from time to time (the “guaranteed debt indenture”) between such Samson subsidiary, the Company as guarantor, and a duly qualified financial institution as trustee (the “guaranteed debt trustee”). Except where the context clearly refers to a Samson subsidiary as the issuer and the Company as the guarantor of those securities, “we”, “us” and “our” in this section refers to either the Company or a Samson subsidiary, whichever is issuing the debt securities at any particular time.

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The term “trustee” refers to the debt trustee or the guaranteed debt trustee, as appropriate. We will refer to the debt indenture and the guaranteed debt indenture together as the “indentures” and each as an “indenture”. The indentures will be subject to and governed by the Trust Indenture Act of 1939, as amended, or “Trust Indenture Act.”

The following summaries of material provisions of the debt securities and the indentures are subject to, and qualified in their entirety by reference to, all the provisions of the indenture applicable to a particular series of debt securities. We urge you to read the applicable prospectus supplements related to the debt securities that we sell under this prospectus, as well as the indenture that contains the terms of the debt securities.

General

The terms of each series of debt securities will be established by or pursuant to a resolution of our board of directors and set forth or determined in the manner provided in an officer’s certificate or by a supplemental indenture. The particular terms of each series of debt securities will be described in a prospectus supplement relating to such series.

The indenture does not limit the amount of debt securities that we may issue under the indenture. The debt securities may be issued in one or more series with the same or various maturities, at par, at a premium, or at a discount. The prospectus supplement, which will accompany this prospectus, will describe the particular series of debt securities being offered, including:

•	whether the debt securities are issues by the Company or a Samson subsidiary;
•	the title of the debt securities;
•	the price or prices (expressed as a percentage of the principal amount) at which we will sell the debt securities;
•	any limit on the aggregate principal amount of the debt securities;
•	the date or dates on which we will pay the principal on the debt securities;
•	the rate or rates (which may be fixed or variable) per annum or the method used to determine the rate or rates (including any commodity, commodity index, stock exchange index or financial index) at which the debt securities will bear interest, the date or dates from which interest will accrue, the date or dates on which interest will commence and be payable and any regular record date for the interest payable on any interest payment date;
•	the place or places where principal, premium and interest payments may be made on the debt securities;
•	the currency or currencies in which the debt securities are issued and payable;
•	the conversion or exchange provisions applicable to the debt securities;
•	any mandatory or optional redemption provisions applicable to the debt securities;
•	any sinking fund or analogous provisions applicable to the debt securities;
•	the denominations in which the debt securities will be issued, if other than denominations of $1,000 and any integral multiple thereof;

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•	whether the debt securities will be issued in the form of certificated debt securities or global debt securities;
•	the portion of principal amount of the debt securities payable upon declaration of acceleration of the maturity date, if other than the entire principal amount;
•	any provisions relating to any security provided for the debt securities;
•	whether the debt securities are subject to subordination and the terms of such subordination;
•	whether the debts securities are guaranteed and the terms of such guarantee;
•	any additions or changes to, or deletions from, the events of default, covenants or acceleration provisions applicable to the debt securities;
•	the trustee for the series of debt securities and any depositories, interest rate calculation agents, exchange rate calculation agents or other agents with respect to the debt securities; and
•	any other specific terms of the debt securities, which may modify or delete any provision of the indenture as it applies to that series.

We may issue debt securities that provide for an amount less than their stated principal amount to be due and payable upon declaration of acceleration of their maturity pursuant to the terms of the indenture.

If we denominate the purchase price of any of the debt securities in a foreign currency or currencies or a foreign currency unit or units, or if the principal of and any premium and interest on any series of debt securities is payable in a foreign currency or currencies or a foreign currency unit or units, we will provide you with information on the restrictions, elections, general tax considerations, specific terms and other information with respect to that issue of debt securities and such foreign currency or currencies or foreign currency unit or units in the applicable prospectus supplement.

Each debt security will be represented by either one or more global securities registered in the name of The Depository Trust Company (“DTC”) or Cede & Co. (DTC’s partnership nominee), as depositary, or a nominee (we will refer to any debt security represented by a global debt security as a “book-entry debt security”), or a certificate issued in definitive registered form (we will refer to any debt security represented by a certificated security as a “certificated debt security”) as set forth in the applicable prospectus supplement. Except as set forth under the heading “Book-Entry Debt Securities” below, debt securities will not be issuable in certificated form.

Book-Entry Debt Securities

Each global debt security representing book-entry debt securities will be deposited with, or on behalf of, the depositary, and registered in the name of the depositary or a nominee of the depositary.

Ownership of beneficial interests in book-entry debt securities will be limited to persons that have accounts with the depositary for the related global debt security, which we refer to as participants, or persons that may hold interests through participants. Upon the issuance of a global debt security, the depositary will credit, on its book-entry registration and transfer system, the participants’ accounts with the respective principal amounts of the book-entry debt securities represented by such global debt security beneficially owned by such participants. The accounts to be credited will be designated by any dealers, underwriters or agents participating in the distribution of the book-entry debt securities. Ownership of book-entry debt securities will be shown on, and the transfer of such ownership interests will be effected only through, records maintained by the depositary for the related global debt security (with respect to interests of participants) and on the records of participants (with respect to interests of persons holding through participants). The laws of some states may require that certain purchasers of securities take physical delivery of such securities in definitive form. These laws may impair the ability to own, transfer or pledge beneficial interests in book-entry debt securities.

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So long as the depositary for a global debt security, or its nominee, is the registered owner of that global debt security, the depositary or its nominee, as the case may be, will be considered the sole owner or holder of the book-entry debt securities represented by such global debt security for all purposes under the indenture. Except as described below, beneficial owners of book-entry debt securities will not be entitled to have securities registered in their names, will not receive or be entitled to receive physical delivery of a certificate in definitive form representing securities and will not be considered the owners or holders of those securities under the indenture. Accordingly, each person beneficially owning book-entry debt securities must rely on the procedures of the depositary for the related global debt security and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, to exercise any rights of a holder under the indenture.

We understand, however, that under existing industry practice, the depositary will authorize the persons on whose behalf it holds a global debt security to exercise certain rights of holders of debt securities, and the indenture provides that we, the trustee and our respective agents will treat as the holder of a debt security the persons specified in a written statement of the depositary with respect to that global debt security for purposes of obtaining any consents or directions required to be given by holders of the debt securities pursuant to the indenture.

We will make payments of principal of, and premium and interest on, book-entry debt securities to the depositary or its nominee, as the case may be, as the registered holder of the related global debt security. Samson, the trustee and any other agent of ours or agent of the trustee will not have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a global debt security or for maintaining, supervising or reviewing any records relating to beneficial ownership interests.

We expect that the depositary, upon receipt of any payment of principal of, or premium or interest on, a global debt security, will immediately credit participants’ accounts with payments in amounts proportionate to the respective amounts of book-entry debt securities held by each participant as shown on the records of such depositary. We also expect that payments by participants to owners of beneficial interests in book-entry debt securities held through those participants will be governed by standing customer instructions and customary practices, as is now the case with the securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of those participants.

We will issue certificated debt securities in exchange for each global debt security if the depositary is at any time unwilling or unable to continue as depositary or ceases to be a clearing agency registered under the 1934 Act, and a successor depositary registered as a clearing agency under the 1934 Act is not appointed by us within 90 days. In addition, we may at any time and in our sole discretion determine not to have the book-entry debt securities of any series represented by one or more global debt securities and, in that event, will issue certificated debt securities in exchange for the global debt securities of that series. Global debt securities will also be exchangeable by the holders for certificated debt securities if an event of default with respect to the book-entry debt securities represented by those global debt securities has occurred and is continuing. Any certificated debt securities issued in exchange for a global debt security will be registered in such name or names as the depositary shall instruct the trustee. We expect that such instructions will be based upon directions received by the depositary from participants with respect to ownership of book-entry debt securities relating to such global debt security.

We have obtained the foregoing information concerning the depositary and the depositary’s book-entry system from sources we believe to be reliable, but we take no responsibility for the accuracy of this information.

Certificated Debt Securities

Transfer or Exchange of Certificated Debt Securities. You may transfer or exchange certificated debt securities at any office we maintain for this purpose in accordance with the terms of the indenture. No service charge will be made for any transfer or exchange of certificated debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with a transfer or exchange.

You may effect the transfer of certificated debt securities and the right to receive the principal of, premium and interest on certificated debt securities only by surrendering the certificate representing those certificated debt securities and either reissuance by us or the trustee of the certificate to the new holder or the issuance by us or the trustee of a new certificate to the new holder.

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Full and Unconditional Guarantee of Debt Securities by Samson Oil & Gas Limited

The Company will fully and unconditionally guarantee any guaranteed debt securities issued by a Samson subsidiary under a guarantee of the payment of principal of, and any premium, and interest on, these debt securities when due, whether at maturity or otherwise. The Company may be required to obtain the approval of relevant lenders at the time of such proposed guarantees to provide this guarantee. Therefore, the issuance of debt securities by a Samson subsidiary under this prospectus may be subject to the approval of such lenders. Under the terms of the full and unconditional guarantee, holders of the guaranteed debt securities will not be required to exercise their remedies against a Samson subsidiary before they proceed directly against the Company.

No Protection In the Event of a Change of Control

Unless we state otherwise in the applicable prospectus supplement, the debt securities will not contain any provisions which may afford holders of the debt securities protection in the event we have a change in control or in the event of a highly leveraged transaction (whether or not such transaction results in a change in control) which could adversely affect holders of debt securities.

Covenants

We will set forth in the applicable prospectus supplement any restrictive covenants applicable to any issue of debt securities. Unless otherwise provided in the applicable prospectus supplement, the following covenant will apply to all debt securities.

Consolidation, Merger and Sale of Assets

We may not, unless the terms of debt securities provide otherwise, consolidate with or merge with or into, or convey, transfer or lease all or substantially all of our properties and assets to, any person, which we refer to as a successor person, unless:

•	we are the surviving corporation, or the surviving entity (if other than Samson) or the acquiror of our properties and assets is a corporation organized and validly existing under the laws of any U.S. domestic jurisdiction and expressly assumes our obligations under the debt securities and the indenture;
•	immediately prior to and after giving effect to the transaction, no default or event of default, and no event which, after notice or lapse of time, or both, would become an event of default, shall have occurred and be continuing under the indenture; and
•	certain other conditions are met.

Events of Default

Unless otherwise provided in the applicable prospectus supplement, the indenture defines an event of default with respect to any series of debt securities, as one or more of the following:

•	default in the payment of any interest upon any debt security of that series when it becomes due and payable, and continuance of that default for a period of 30 days;
•	default in the payment of principal of any debt security of that series when due and payable;
•	an event of default occurs and is continuing, or the failure by us to comply with any of the agreements contained in the debt securities of that series or the indenture (other than a covenant or warranty that has been included in the indenture solely for the benefit of a series of debt securities other than that series), which default continues uncured for a period of 60 days after we receive written notice from the trustee or from the holders of not less than 50% in principal amount of the outstanding debt securities of that series as provided in the indenture;

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•	certain events of bankruptcy, insolvency or reorganization of our company; and
•	any other event of default provided with respect to debt securities of that series that is described in the applicable prospectus supplement accompanying this prospectus.

No event of default with respect to a particular series of debt securities (except as to certain events of bankruptcy, insolvency or reorganization) necessarily constitutes an event of default with respect to any other series of debt securities. The occurrence of an event of default may constitute an event of default under our bank credit agreements in existence from time to time. In addition, the occurrence of certain events of default or an acceleration under the indenture may constitute an event of default under certain of our other indebtedness outstanding from time to time.

If an event of default with respect to debt securities of any series at the time outstanding occurs and is continuing, then the trustee or the holders of not less than 50% in principal amount of the outstanding debt securities of that series may, by a notice in writing to us (and to the trustee if given by the holders), declare to be due and payable immediately the principal (or, if the debt securities of that series are discount securities, that portion of the principal amount as may be specified in the terms of that series) of and accrued and unpaid interest, if any, on all debt securities of that series. In the case of an event of default resulting from certain events of bankruptcy, insolvency or reorganization, the principal (or such lesser amount) of and accrued and unpaid interest, if any, on all outstanding debt securities will become and be immediately due and payable without any declaration or other act on the part of the trustee or any holder of outstanding debt securities. At any time after a declaration of acceleration with respect to debt securities of any series has been made, but before a judgment or decree for payment of the money due has been obtained by the trustee, the holders of a majority in principal amount of the outstanding debt securities of that series may rescind the acceleration if all events of default, other than the non-payment of accelerated principal and interest, if any, with respect to debt securities of that series, have been cured or waived as provided in the indenture. We refer you to the prospectus supplement relating to any series of debt securities that are discount securities for the particular provisions relating to acceleration of a portion of the principal amount of such discount securities upon the occurrence of an event of default.

Subject to certain rights of the trustee, the holders of a majority in principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the debt securities of that series. The indenture provides that the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any holder of outstanding debt securities if the request conflicts with law or the indenture, is unduly prejudicial to the rights of another holder of debt securities of that series, or may involve the trustee in personal liability.

No holder of any debt security of any series will have any right to institute any proceeding, judicial or otherwise, with respect to the indenture or for the appointment of a receiver or trustee, or for any remedy under the indenture, unless:

•	that holder has previously given to the trustee written notice of a continuing event of default with respect to debt securities of that series; and
•	the holders of at least a majority in principal amount of the outstanding debt securities of that series have made written request, and offered reasonable indemnity, to the trustee to institute the proceeding as trustee, and the trustee has not received from the holders of a majority in principal amount of the outstanding debt securities of that series a direction inconsistent with that request and has failed to institute the proceeding within 60 days.

Notwithstanding the foregoing, the holder of any debt security’s right to receive payment of the principal of, premium and any interest on that debt security on or after the due dates expressed in that debt security and to institute suit for the enforcement of payment shall not be impaired or affected without the consent of the holder.

The indenture requires us, within 120 days after the end of our fiscal year, to furnish to the trustee a statement as to compliance with the indenture. The indenture provides that the trustee may withhold notice to the holders of debt securities of any series of any default or event of default (except in payment on any debt securities of that series) with respect to debt securities of that series if it in good faith determines that withholding notice is in the interest of the holders of those debt securities.

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Modification and Waiver

Samson and the trustee as to any series of debt securities may modify and amend the indenture with the consent of the holders of at least a majority in principal amount of the outstanding debt securities of each series affected by the modifications or amendments. The holders of at least a majority in principal amount of outstanding debt securities of the series affected may also waive compliance in a particular instance with any provision of the indenture. Nevertheless, in no event may a modification, amendment or waiver, without the consent of the holders of each series of affected debt security then outstanding:

•	reduce the amount of debt securities whose holders must consent to an amendment or waiver;
•	reduce the amount of, or postpone the date fixed for, the payment of a sinking fund or analogous provision;
•	reduce the rate of or extend the time for payment of interest (including default interest) on any debt security;
•	reduce the principal of or premium on or change the fixed maturity of any debt security or waive a redemption payment or alter the redemption provisions with respect thereto;
•	make the principal of or premium or interest on any debt security payable in a currency other than that stated in the debt security;
•	reduce the principal amount of original issue discount securities payable upon acceleration of maturity;
•	make any change to certain provisions of the indenture relating to, among other things, the right of holders of debt securities to receive payment of the principal of, premium and interest on those debt securities and to institute suit for the enforcement of any such payment and to waivers or amendments; or
•	waive a default in the payment of the principal of, premium or interest on any debt security (except a rescission of acceleration of the debt securities of any series by the holders of at least a majority in aggregate principal amount of the then outstanding debt securities of that series and a waiver of the payment default that resulted from such acceleration).

Subject to the limitations discussed above, the holders of a majority in principal amount of the outstanding debt securities of any series may on behalf of the holders of all the debt securities of such series waive any existing or past default or event of default under the indenture with respect to that series and its consequences, except a default or event of default in the payment of the principal of, premium or any interest on any debt security of that series or in respect of a covenant or provision which cannot be modified or amended without the consent of the holder of each outstanding debt security of the series affected; provided, however, that the holders of a majority in principal amount of the outstanding debt securities of any series may rescind an acceleration and its consequences, including any related payment default that resulted from the acceleration.

Defeasance of Debt Securities and Certain Covenants in Certain Circumstances

Legal Defeasance. The indenture provides that, unless otherwise provided by the terms of the applicable series of debt securities, we may be discharged from any and all obligations in respect of the debt securities of any series (except for certain obligations to register the transfer or exchange of debt securities of such series, to replace stolen, lost or mutilated debt securities of such series, and to maintain paying agencies and certain provisions relating to the treatment of funds held by paying agents). We will be so discharged upon the deposit with the trustee, in trust, of money and/or United States government obligations or, in the case of debt securities denominated in a single currency other than United States dollars, foreign government obligations, that, through the payment of interest and principal in accordance with their terms, will provide money in an amount sufficient in the opinion of a nationally recognized firm of independent public accountants to pay and discharge each installment of principal, premium and interest on and any mandatory sinking fund payments in respect of the debt securities of that series on the stated maturity of those payments in accordance with the terms of the indenture and those debt securities.

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This discharge may occur only if, among other things, we have delivered to the trustee an opinion of counsel to the effect that the holders of the debt securities of that series will not recognize income, gain or loss for United States federal income tax purposes as a result of the deposit, defeasance and discharge and will be subject to United States federal income tax on the same amounts and in the same manner and at the same times as would have been the case if the deposit, defeasance and discharge had not occurred.

Covenant Defeasance. The indenture provides that, unless otherwise provided by the terms of the applicable series of debt securities, upon compliance with certain conditions:

•	we may omit to comply with the covenant described under the heading “Consolidation, Merger and Sale of Assets” and certain other covenants set forth in the indenture, as well as any additional covenants which may be set forth in the applicable prospectus supplement; and
•	any omission to comply with those covenants will not constitute a default or an event of default with respect to the debt securities of that series, or an event of covenant defeasance.

The conditions include:

•	depositing with the trustee money and/or United States government obligations or, in the case of debt securities denominated in a single currency other than United States dollars, foreign government obligations, that, through the payment of interest and principal in accordance with their terms, will provide money in an amount sufficient in the opinion of a nationally recognized firm of independent public accountants to pay and discharge each installment of principal of, premium and interest on and any mandatory sinking fund payments in respect of the debt securities of that series on the stated maturity of those payments in accordance with the terms of the indenture and those debt securities; and
•	delivering to the trustee an opinion of counsel to the effect that the holders of the debt securities of that series will not recognize income, gain or loss for United States federal income tax purposes as a result of the deposit and related covenant defeasance and will be subject to United States federal income tax on the same amounts and in the same manner and at the same times as would have been the case if the deposit and related covenant defeasance had not occurred.

Covenant Defeasance and Events of Default. In the event we exercise our option to effect covenant defeasance with respect to any series of debt securities, and the debt securities of that series are declared due and payable because of the occurrence of any event of default, the amount of money and/or United States government obligations or foreign government obligations on deposit with the trustee will be sufficient to pay amounts due on the debt securities of that series at the time of their stated maturity but may not be sufficient to pay amounts due on the debt securities of that series at the time of the acceleration resulting from the event of default. However, we shall remain liable for those payments.

For purposes of this discussion, “foreign government obligations” means, with respect to debt securities of any series that are denominated in a currency other than United States dollars:

•	direct obligations of the government that issued or caused to be issued such currency for the payment of which obligations its full faith and credit is pledged which are not callable or redeemable at the option of the issuer thereof; or
•	obligations of a person controlled or supervised by or acting as an agency or instrumentality of that government the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by that government which are not callable or redeemable at the option of the issuer thereof.

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Federal Income Tax Consequences and Other Special Considerations

We will provide you with information on the federal income tax and other special considerations applicable to any of these debt securities in the applicable prospectus supplement.

DESCRIPTION OF WARRANTS

As of the date of this prospectus, we have 234,818,377 warrants and options issued to holders other than officers, directors and employees outstanding for the purchase of Ordinary Shares. Each of such outstanding warrants or options is exercisable for one Ordinary Share at an initial exercise price ranging from A$0.015 to A$0.30 per share, subject to any adjustments made pursuant to the warrant agreements. Our outstanding warrants and options (excluding options held by officers, directors and employees) will expire on various dates through December 31, 2012. Our outstanding warrants are subject to warrant agreements that contain terms that, other than the exercise price and the expiration date, are similar to the terms of the warrant agreement by which the warrants to be issued under this prospectus will be governed.

We may issue warrants for the purchase of debt securities, Ordinary Shares or units consisting of any combination of the foregoing securities. Each series of warrants will be issued under a separate warrant agreement. The applicable prospectus supplement will describe the terms of the warrants offered, including but not limited to the following:

•	the number of warrants offered;
•	the price or prices at which the warrants will be issued;
•	the currency or currencies in which the prices of the warrants may be payable;
•	the securities for which the warrants are exercisable;
•	whether the warrants will be issued with any other securities and, if so, the amount and terms of these securities;
•	the amount of securities purchasable upon exercise of each warrant and the price at which and the currency or currencies in which the securities may be purchased upon such exercise, and the events or conditions under which the amount of securities may be subject to adjustment;
•	the date on which the right to exercise such warrants shall commence and the date on which such right shall expire;
•	the circumstances, if any, which will cause the warrants to be deemed to be automatically exercised;
•	any material risk factors relating to such warrants;
•	if applicable, the identity of the warrant agent; and
•	any other terms of such warrants.

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Prior to the exercise of any warrants, holders of such warrants will not have any rights of holders of the securities purchasable upon such exercise, including the right to receive payments of dividends, or the right to vote such underlying securities.

Prospective purchasers of warrants should be aware that special United States federal income tax, accounting and other considerations may be applicable to instruments such as warrants. The applicable prospectus supplement will describe such considerations, to the extent they are material, as they apply generally to purchasers of such warrants.

DESCRIPTION OF RIGHTS TO PURCHASE ORDINARY SHARES

We may issue subscription rights to purchase Ordinary Shares. We may issue these rights independently or together with any other offered security.

The applicable prospectus supplement will describe the specific terms of any subscription rights offering, including:

•	the title of the subscription rights;
•	the securities for which the subscription rights are exercisable;
•	the exercise price for the subscription rights;
•	the number of subscription rights issued;
•	the extent to which the subscription rights are transferable;
•	if applicable, a discussion of the material US federal or income tax considerations applicable to the issuance or exercise of the subscription rights;
•	any other terms of the subscription rights, including terms, procedures and limitations relating to the exchange and exercise of the subscription rights;
•	if applicable, the record date to determine who is entitled to the subscription rights and the ex-rights date;
•	the date on which the rights to exercise the subscription rights will commence, and the date on which the rights will expire;
•	the extent to which the offering includes an over-subscription privilege with respect to unsubscribed securities; and
•	if applicable, the material terms of any standby underwriting arrangement we enter into in connection with the offering.

Each subscription right will entitle its holder to purchase for cash a number of Ordinary Shares, ADSs or any combination thereof at an exercise price described in the prospectus supplement. Subscription rights may be exercised at any time up to the close of business on the expiration date set forth in the prospectus supplement. Ant the close of business on the expiration date, all unexercised subscription rights will become void.

Upon receipt of payment and the subscription form properly completed and executed at the subscription rights agent’s office or another office indicated in the prospectus supplement, we will, as soon as practicable, forward the Samson Ordinary Shares or ADSs purchasable with this exercise. Rights to purchase Ordinary Shares in the form of ADSs will be represented by certificates issued by the ADS depositary upon receipt of the rights to purchase Ordinary Shares registered hereby. The prospectus supplement may offer more details on how to exercise the subscription rights.

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Depending on the nature of the offering, we may enter into a standby underwriting arrangement with one or more underwriters under which the underwriter(s) will purchase any offered securities remaining unsubscribed for after the offering, as described in the prospectus supplement.

LEGAL MATTERS

The validity of the Ordinary Shares will be passed upon by Minter Ellison.

EXPERTS

The consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended June 30, 2011 have been so incorporated in reliance upon the reports of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

Estimates of historical oil and natural gas reserves and related information of the Company as of June 30, 2011 and June 30, 2010 included and incorporated by reference herein are based upon engineering studies prepared by the Company and audited by Ryder Scott Company, L.P, independent petroleum engineers. Estimates of historical oil and natural gas reserves and related information of the Company as of June 30, 2009 included and incorporated by reference herein are based upon engineering studies prepared by Robert Gardner, our former Vice President – Engineering. Such estimates and related information have been so included in reliance upon the authority of Ryder Scott and Robert Gardner as experts in such matters.

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$50,000,000

Ordinary Shares, no par value, in the form of Ordinary Shares or American Depositary Shares

Debt Securities

Guaranteed Debt Securities

Warrants to Purchase Ordinary Shares

Rights to Purchase Ordinary Shares